Exhibit 16.1

January 15, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Soko Fitness & Spa Group Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K/A dated January 15, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

/s/ Bagell, Josephs, Levine & Company, LLC

Bagell, Josephs, Levine & Company, LLC

Marlton, New Jersey